Exhibit 99.2

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. ELECTS CHIEF EXECUTIVE OFFICER, JOHN WALKER, TO EXECUTIVE CHAIRMAN OF THE BOARD

Schaumburg, IL., November 7, 2013 Today Global Brass and Copper Holdings, Inc.’s (NYSE: BRSS) (“GBC” or the “Company”) Board of Directors unanimously elected Chief Executive Officer John Walker as Executive Chairman of the Board. Mr. Walker succeeds Michael Psaros, who today stepped down from his role as Chairman but will continue to serve as a member of the Board. Mr. Walker’s appointment is effective immediately.

“Michael has provided tremendous support during the transformation of our business and successful move to a public company,” said John Walker. “We want to thank Michael for his contributions over the last six years, and we look forward to his continued support, experience and counsel as a member of the Board.”

John Walker has been the Chief Executive Officer and a director of the Company since 2007. Michael Psaros had served as Chairman of the Board since 2007.

About Global Brass and Copper

Global Brass and Copper Holdings, Inc. through its wholly-owned principal operating subsidiary, Global Brass and Copper, Inc., is a leading, value-added converter, fabricator, distributor and processor of specialized copper and brass products in North America. We engage in metal melting and casting, rolling, drawing, extruding and stamping to fabricate finished and semi-finished alloy products from processed scrap, copper cathode and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube and fabricated metal component products that we sell under the Olin Brass, Chase Brass and A.J. Oster brand names. Our products are used in a variety of applications across diversified end markets, including the building and housing, munitions, automotive, transportation, coinage, electronics/electrical components, industrial machinery and equipment and general consumer end markets.

CONTACT:	Robert Micchelli
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Ryan Lown
FTI Consulting
(312) 553-6756